Exhibit 99.1

Socket Mobile Contacts:	Editorial Contact:
Carol Montalvo	Ed Schauweker
Sr. Marketing Communications Manager	Ketchum
510/933-3051	703/963-5238
carol@socketmobile.com	ed.schauweker@ketchum.com

Investor Relations Contacts:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
510/933-3035	323/468-2300
dave@socketmobile.com	sckt@mkr-group.com

SOCKET MOBILE REPORTS 2007 FIRST QUARTER FINANCIAL RESULTS

NEWARK, Calif., - April 25, 2007 - Socket Communications, Inc. (NASDAQ: SCKT), dba Socket Mobile, Inc., an innovative provider of mobile productivity products, today reported financial results for the 2007 first quarter ended March 31, 2007.

Revenue for the first quarter of 2007 was $5.5 million, compared to revenue of $6.8 million for the same quarter a year ago and $5.4 million in the immediately preceding quarter. Net loss applicable to common stockholders for the first quarter was $1.3 million, or a loss of $0.04 per share, compared to a net loss applicable to common stockholders of $380,000, or a loss of $0.01 per share, in the first quarter of 2006 and a net loss of $1.3 million, or a loss of $0.04 per share, in the immediately preceding quarter. The portion of the net loss attributable to stock option expensing in the first quarter of 2007 was $282,000, or $0.01 per share, compared to $326,000, or $0.01 per share, in the first quarter of 2006 and $281,000, or $0.01 per share, in the immediately preceding quarter.

Cash and cash equivalents were approximately $5.2 million at March 31, 2007, compared to $7.5 million at March 31, 2006 and $6.1 million at December 31, 2006.

Kevin Mills, president and chief executive officer, commented, "Underneath our first quarter's lackluster results, we are making solid progress in our strategic transition from a peripherals supplier to a systems company addressing the business mobility market. To this end, development of our recently announced SoMo™ 650 handheld mobile computer is proceeding as planned. We're delivering evaluation units to high-profile and volume customers and expect to begin shipping production units in the second quarter. In addition, we've strengthened our sales organization with the addition of Intermec veteran Bob Zink as Senior VP of Worldwide Sales and Marketing. Contributing to the modest improvement in revenue in the first quarter from the December quarter was the strong growth and record sales in our data collection business. Consequently, we are excited about the opportunities ahead and our prospects for the second half of the year and beyond as we move to become a one-stop systems company."

Conference Call

Management of Socket will hold a conference call and web cast today at 2 P.M. PDT to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-8033 from within the U.S. or (201) 689-8033 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 233827#. The call will also be carried live and available via replay through a link on Socket's website at www.socketmobile.com and a transcript will be posted within a few days of the call.

About Socket Mobile

Socket Mobile is a mobile computing hardware systems company. Its handheld mobile computer and large portfolio of essential, mobile-data collection and connectivity peripherals make the company a one-stop supplier of systems designed to increase mobile information accuracy and worker productivity. Founded in 1992, Socket is leveraging its years of experience and expertise in the mobile computing market to deliver an easy-to-deploy mobility system. The company partners with application developers and value added resellers to bring a complete solution to the small-to-medium business market. Socket also offers OEM solutions and software development programs based on proprietary technology. Socket Mobile is headquartered in Newark, Calif. and can be reached at (510) 933-3000 or www.socketmobile.com.

Socket is a registered trademark of Socket Communications, Inc., dba Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2007, Socket Communications, Inc., dba Socket Mobile, Inc. All rights reserved.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, but are not limited to, statements with respect to the introduction, volume shipment, distribution, timing and market acceptance of our new handheld mobile computer product, and statements predicting trends, sales and market opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to, the risk that the introduction or volume shipment of our new product may be delayed or not happen as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated once the product has been introduced into the market, the risk that our integrator program and current distribution channels may not choose to distribute the new product or may not be successful in doing so, the risk that acceptance of our new product in vertical application markets may not happen as anticipated and the risk that evidence of strength in the mobile computing market may not be indicative of a trend, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

--Financial tables to follow--

Socket Communications, Inc. Summary Consolidated Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three Months Ended March 31,
	2007	2006
Revenue	$ 5,548	$ 6,759
Cost of revenue	2,763	3,385
Gross profit	2,785	3,374
Gross profit percent	50%	50%
Research & development	1,427	1,137
Sales & marketing	1,759	1,762
General & administrative	857	842
Amortization of intangibles	34	36
Total operating expenses	4,077	3,777
Interest (income) expense, net	(34)	(34)
Deferred income tax expense	8	--
Net loss	(1,266)	(369)
Preferred stock dividends	--	(11)
Net loss applicable to common stockholders	$ (1,266)	$ (380)
Net loss per share applicable to common stockholders: Basic and diluted	$ (0.04)	$ (0.01)
Weighted average shares outstanding: Basic and diluted	31,872	30,395

Socket Communications, Inc. Condensed Consolidated Summary Balance Sheets (Amounts in Thousands)
	March 31, 2007 (Unaudited)	December 31, 2006*
Cash	$ 5,182	$ 6,104
Accounts receivable	3,280	2,699
Inventories	2,696	2,350
Other current assets	174	193
Property and equipment, net	1,121	742
Goodwill	9,798	9,798
Intangible technology	575	609
Other assets	284	292
Total assets	$ 23,110	$ 22,787

Accounts payable and accrued liabilities	$ 4,336	$ 3,192
Bank line of credit	2,285	2,213
Deferred income on shipments to distributors	1,462	1,473
Capital leases/other non-current liabilities	234	158
Common stock	52,871	52,563
Accumulated deficit	(38,078)	(36,812)
Total liabilities and equity	$ 23,110	$ 22,787
*Derived from audited financial statements.

# # #